Exhibit 3.1

GRANDPARENTS.COM, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES C REDEEMABLE CONVERTIBLE 7.5% PREFERRED STOCK

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The undersigned, being the President of Grandparents.com, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) of the DGCL, does hereby certify that:

Pursuant to the authority vested in the Board of Directors of the Corporation by the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors, on September 28, 2015, in accordance with Section 151(g) of the DGCL, duly adopted the following resolution establishing a series of 875,000 shares of the Corporation’s preferred stock, par value $0.01 per share, to be designated as its Series C Redeemable Convertible 7.5% Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors hereby establishes a series of Series C Redeemable Convertible 7.5% Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

SERIES C REDEEMABLE CONVERTIBLE 7.5% PREFERRED STOCK

Section 1. DESIGNATION AND NUMBER OF SHARES. There shall be created from the 5,000,000 shares of the Corporation’s preferred stock, par value $0.01 per share, authorized to be issued by the Certificate of Incorporation (“Preferred Stock”), a series of Preferred Stock designated as “Series C Redeemable Convertible 7.5% Preferred Stock” (the “Series C Convertible Preferred Stock”), and the authorized number of shares constituting the Series C Convertible Preferred Stock shall be 875,000. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to Section 151(g) of the DGCL, or any successor provision, and by the filing of a certificate of decrease with the Secretary of State of the State of Delaware; provided that no such decrease shall reduce the number of authorized shares of Series C Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock shall have a stated value equal to $2.00 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares pursuant to Section 3(b)) (the “Stated Value”).

Section 2. CERTAIN DEFINITIONS. As used herein, the following terms have the following meanings:

“Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” means any day other than Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in The State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” shall mean the Certificate of Designation filed with the Secretary of State of the State of Delaware fixing the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of the Series C Convertible Preferred Stock.

“Certificate of Incorporation” shall mean the Third Amended and Restated Certificate of Incorporation of the Corporation, as may be amended and/or restated from time to time.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share.

“Deemed Liquidation Event” shall mean (i) a merger or consolidation in which (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the share capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation; or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“Holder” shall mean a holder of record of the Series C Convertible Preferred Stock.

“Original Issue Date” shall mean the date of the first issuance of any shares of the Series C Convertible Preferred Stock regardless of the number of transfers of any particular shares of Series C Convertible Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series C Convertible Preferred Stock.

“Trading Day” shall mean (i) a day on which the Common Stock is traded on a Trading Market (other than the OTCQB), or (ii) if the Common Stock is not listed or quoted on a Trading Market (other than the OTCQB), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTCQB, or (iii) if the Common Stock is not listed or quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the OTCPink (Current Information) tier of OTC Markets Group, Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” shall mean whichever of the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTCQX or OTCQB on which the Common Stock is listed or quoted for trading on the date in question.

Section 3. DIVIDENDS. There will be no dividends due or payable on the Series C Convertible Preferred Stock other than as set forth in this Section 3.

(a)           Accruing Dividends. From and after the date of the issuance of any shares of Series C Convertible Preferred Stock, dividends at the rate per annum of 7.5% of the Stated Value per share shall accrue on such shares of Series C Convertible Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Convertible Preferred Stock) (the “Accruing Dividends”).  The Accruing Dividends shall be cumulative and accrue on a per annum basis, whether or not declared, 2.5% of such Accruing Dividend shall be payable in cash (the “Cash Dividend”) and 5.0% of such Accruing Dividend shall be payable in kind in the form of shares of additional Common Stock, each on a quarterly basis, at $0.20 per share (the “PIK Dividend”).  Such Accruing Dividends shall be declared (or deemed declared) by the Board of Directors on a quarterly basis; however, the Cash Dividend shall be paid only out of legally available funds therefor, and the PIK Dividend shall be paid upon conversion pursuant to Section 5 or redemption pursuant to Section 8.  All accrued and unpaid Accruing Dividends shall be paid upon conversion pursuant to Section 5 or redemption pursuant to Section 8.  Any accumulation of Accruing Dividends on the Series C Convertible Preferred Stock shall not bear interest.

(b)           The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series C Convertible Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series C Convertible Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Convertible Preferred Stock as would equal the product of (x) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (y) the number of shares of Common Stock issuable upon conversion of a share of Series C Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Convertible Preferred Stock determined by (x) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (y) multiplying such fraction by an amount equal to the Stated Value.

Section 4. LIQUIDATION; WINDING UP, BANKRUPTCY.

(a)           Preferential Payments to Holders of Series C Convertible Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (each, a “Liquidation Event”), the holders of shares of Series C Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock or any holders of preferred stock by reason of their ownership thereof, an amount of the Stated Value per share, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”).   If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Convertible Preferred Stock the full amount to which they shall be entitled under this Subsection 4(a), the holders of shares of Series C Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)           Payments to Holders of Common Stock.  In the event of any Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series C Convertible Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c)           Liquidation Events.

i.
Effecting a Deemed Liquidation Event.  In the event of a Deemed Liquidation Event referred to in Subsection 4(a) or 4(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series C Convertible Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Series C Convertible Preferred Stock; and (iii) if the holders of at least 50% of the then outstanding shares of Series C Convertible Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series C Convertible Preferred Stock at a price per share equal to the Series C Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series C Convertible Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series C Convertible Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.  The provisions of Section 8 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series C Convertible Preferred Stock pursuant to this Subsection 4(c).   Prior to the distribution or redemption provided for in this Subsection 4(c), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

ii.
Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

Section 5. CONVERSION PRICE; ADJUSTMENTS; CONVERSION.

(a)           Optional Conversion. The holders of the Series C Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

i.	Right to Convert.

a.
Conversion Ratio. Each share of Series C Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time and after the Original Issue Date, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be $0.20.  Such initial Conversion Price, and the rate at which shares of Series C Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 5(b).

b.
Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series C Convertible Preferred Stock pursuant to Section 8, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Convertible Preferred Stock.

ii.
Notice of Conversion. In order for a holder of Series C Convertible Preferred Stock to voluntarily convert shares of Series C Convertible Preferred Stock into shares of Common Stock, such holder shall (i) provide ten (10) days (or five (5) days if the Corporation has delivered a Redemption Notice to such holder) prior written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series C Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series C Convertible Preferred Stock and, if applicable, any event on which such conversion is contingent and (ii), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series C Convertible Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series C Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent).  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued.  If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series C Convertible Preferred Stock, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and, may, if applicable and upon written request, issue and deliver a certificate for the number (if any) of the shares of Series C Convertible Preferred Stock represented by any surrendered certificate that were not converted into Common Stock, and (ii) pay any Accruing Dividends accrued but unpaid, whether or not declared, together with any other dividends declared but unpaid, on the shares of Series C Convertible Preferred Stock converted.

iii.
Effect of Conversion.  All shares of Series C Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any Accruing Dividends accrued but unpaid, whether or not declared thereon, or any dividends declared but unpaid thereon.  Any shares of Series C Convertible Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Convertible Preferred Stock accordingly.

iv.
No Further Adjustment.  Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series C Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

v.
Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Convertible Preferred Stock pursuant to this Section 5.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(b)           Adjustments to Conversion Price.

i.
If the Corporation, at any time while any shares of Series C Convertible Preferred Stock are outstanding, (i) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, the Conversion Price designated in Subsection 5(a) hereof shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Subsection 5(b)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

ii.
All calculations under this Section 5(b) shall be made to the nearest 1/1,000th of a cent or the nearest 1/1,000th of a share, as the case may be. Any calculation resulting in a fraction shall be rounded up to the next cent or share.

iii.
Whenever the Conversion Price is adjusted pursuant to Section 5(b)(i), the Corporation shall within ten (10) days after the determination of the new Conversion Price deliver to each Holder at such Holder’s last addresses as it shall appear upon the Series C Convertible Preferred Stock register a notice setting forth the new Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

iv.
In case of any reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder shall have the right thereafter to convert such Series C Convertible Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange (except in the event the property is cash, then such Holder shall have the right to convert the Series C Convertible Preferred Stock and receive cash in the same manner as other stockholders), and such Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series C Convertible Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this Subsection 5(b)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

v.
If (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock; (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; (iii) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation, then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series C Convertible Preferred Stock, and shall cause to be delivered to each Holder at such Holder’s last addresses as it shall appear upon the Series C Convertible Preferred Stock register, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 6. RANK. The Series C Convertible Preferred Stock shall, as to distribution of assets upon liquidation, dissolution or winding up or a Deemed Liquidation Event of the Corporation, rank (i) prior and senior to the Corporation’s Common Stock and any other class or series of capital stock (including Preferred Stock, none of which were issued or outstanding immediately prior to the date hereof) of the Corporation hereafter created; (ii) rank pari passu with other Series C Convertible Preferred Stock; and (iii) junior to any class or series of capital stock of the Corporation hereafter created which by its terms ranks senior to the Series C Convertible Preferred Stock.

Section 7. VOTING RIGHTS. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number determined by dividing the Stated Value by the Conversion Price then in effect. Except as provided by law or by the other provisions of the Certificate of Incorporation, Holders shall vote together with the holders of Common Stock as a single class.

Section 8. REDEMPTION OF SERIES C CONVERTIBLE PREFERRED STOCK.

(a)           Mandatory Redemption.  Unless prohibited by Delaware law governing distributions to stockholders, on the date that is the tenth (10th) anniversary of the Original Issue Date (the “Mandatory Redemption Date”), the Corporation shall redeem from each Holder of shares of Series C Convertible Preferred Stock on the Mandatory Redemption Date all of the shares of Series C Convertible Preferred Stock held by each such Holder, at a price equal to the Stated Value per share, plus any dividends declared but unpaid thereon pursuant to Section 3 (the “Mandatory Redemption Price”), by providing a Redemption Notice (as defined in Subsection 8(c)) to each Holder; provided, however, that any Holder may, upon receipt of such Redemption Notice, elect to convert such Holder’s shares of Series C Convertible Preferred Stock into shares of Common Stock prior to the Mandatory Redemption Date.

(b)            Optional Redemption. At any time and from time to time prior to the Mandatory Redemption Date, the Corporation may elect to redeem all or any portion of the then outstanding shares of Series C Convertible Preferred Stock at a price equal to the aggregate Stated Value of the Series C Convertible Preferred Stock then outstanding, plus any dividends declared but unpaid thereon pursuant to Section 3 (the “Optional Redemption Price”) by providing a Redemption Notice (as defined in Subsection 8(c)) to each Holder, whereupon the Corporation shall be obligated to repurchase, on a pro rata basis, and the Holders of Series C Convertible Preferred Stock shall be obligated to sell, such shares of Series C Convertible Preferred Stock on such date (each, an “Optional Redemption Date”) as shall be specified by the Corporation in the Redemption Notice;  provided, however, that, with respect to any number of shares of Series C Convertible Preferred Stock being redeemed pursuant to this Section 8(b), the Company shall pay any Accruing Dividends on such redeemed Series C Convertible Preferred Stock as follows: any Cash Dividend accrued until the Optional Redemption Date and declared (or deemed declared) by the Board of Directors, and any Accruing Dividends that would have accrued from the Optional Redemption Date until the Mandatory Redemption Date and declared (or deemed declared) by the Board of Directors may be paid or issued, as applicable, by the Company, in its sole option, in cash, shares of Common Stock or a combination thereof.  If, on any Optional Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series C Convertible Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.  Notwithstanding the foregoing, any Holder may, upon receipt of a Redemption Notice, elect to convert such Holder’s shares of Series C Convertible Preferred Stock into shares of Common Stock prior to the Optional Redemption Date.

(c)           Redemption Notice.  The Corporation shall send written notice of any redemption (the “Redemption Notice”) to each holder of record of Series C Convertible Preferred Stock not less than twenty (20) days prior to the Mandatory Redemption Date and each Optional Redemption Date (each, a “Redemption Date”).  Each Redemption Notice shall state:

i.	the number of shares of Series C Convertible Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

ii.	the Redemption Date and either the Mandatory Redemption Price or the Optional Redemption Price (each, a “Redemption Price”), as applicable;

iii.	the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5); and

iv.
for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series C Convertible Preferred Stock to be redeemed.

(d)           Limitations to Redemption. If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series C Convertible Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(e)           Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Series C Convertible Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series C Convertible Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series C Convertible Preferred Stock shall promptly be issued to such holder.

(f)           Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series C Convertible Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series C Convertible Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series C Convertible Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such  certificate or certificates therefor.

Section 9. COVENANTS.

(a)           So long as any shares of Series C Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the Holders, alter or change the rights, preferences or privileges of the Series C Convertible Preferred Stock so as to affect adversely the Holders.

(b)           So long as any shares of Series C Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of holders of a majority of the outstanding shares of Common Stock (voting as a separate class, without the vote of holders of the Series C Convertible Preferred Stock or any other series of Preferred Stock), alter or change the rights, preferences or privileges of the Series C Convertible Preferred Stock.

Section 10. MISCELLANEOUS.

(a)           Status of Converted or Redeemed Stock. Any shares of Series C Convertible Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series C Convertible Preferred Stock following redemption.

(b)           Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any stock certificate(s) representing shares of Series C Convertible Preferred Stock and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the stock certificate(s) representing shares of Series C Convertible Preferred Stock (surrendered for cancellation), the Corporation shall execute and deliver new stock certificate(s) representing shares of Series C Convertible Preferred Stock. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated stock certificate(s) representing shares of Series C Convertible Preferred Stock if the Holder of such shares of Series C Convertible Preferred Stock contemporaneously requests the Corporation to convert such shares of Series C Convertible Preferred Stock.

(c)           Waiver. Notwithstanding any provision in the Certificate of Designation to the contrary, any provision contained in the Certificate of Designation and any right of the Holders granted hereunder may be waived as to all shares of Series C Convertible Preferred Stock (and the Holders thereof) upon the unanimous written consent of the Holders of the shares of Series C Convertible Preferred Stock then outstanding.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by the undersigned this 28th day of September, 2015.

GRANDPARENTS.COM, INC.

By:	/s/ Steve Leber
Steve Leber
President and CEO